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                                                                    Exhibit (d1)

                       COLUMBIA FUNDS INSTITUTIONAL TRUST

                            CMG SMALL CAP GROWTH FUND

                      FORM OF INVESTMENT ADVISORY CONTRACT

     This Agreement is made the __ day of ________, 2006 between COLUMBIA FUNDS INSTITUTIONAL TRUST, a Massachusetts business trust (the "Fund"), and COLUMBIA MANAGEMENT ADVISORS, LLC, a Delaware limited liability company (the "Adviser"). The Fund is registered as an open-end investment company pursuant to the Investment Company Act of 1940 (the "Act"). The Adviser is registered as an investment adviser pursuant to the Investment Advisers Act of 1940. This Agreement relates to services to be performed by the Adviser with respect to the Fund's CMG Small Cap Growth Fund series (the "Series").

     The parties agree as follows:

     1. Duties of Adviser. With respect to the Series, the Adviser shall regularly provide the Fund with research, advice, and supervision with respect to investment matters and shall furnish continuously an investment program, recommend what securities shall be purchased or sold and what portion of the Fund's assets shall be held invested or uninvested, subject always to the provisions of the Act and the Fund's Declaration of Trust and Bylaws, and amendments thereto, which amendments shall be furnished to the Adviser by the Fund. The Adviser shall take any steps necessary or appropriate to carry out its decisions in regard to the foregoing matters and the general conduct of the business of the Fund. The Adviser may take into consideration receipt of research and statistical information and other services rendered to the Fund in the allocation of commissions from portfolio brokerage business.

     2. Allocation of Charges and Expenses.

          (a) With respect to the Series, the Adviser shall pay or reimburse the Fund for payments made by the Fund for all operating costs and expenses of the Series (other than those described in subsection (b) below, which shall be paid by the Trust) including custodian fees, transfer agent fees, legal fees for the Series, accounting expenses (other than auditing fees), and governmental fees, cost of stock certificates, and any other expenses (including clerical expenses) of issue, sale, repurchase, or redemption of shares, expenses of registering or qualifying shares for sale, transfer taxes, and all expenses of preparing the Fund's registration statement and prospectus, and the cost of printing and delivering to shareholders prospectuses and reports, to the extent such operating costs and expenses exceed an annual rate of 0.05% of the average daily net assets of the Series, as well as all executive salaries and executive expenses, office rent of the Fund, ordinary office expenses (other than the expense of clerical services relating to the administration of the Fund), and for any other expenses that, if otherwise borne by the Fund, would cause the Fund to "be deemed to be acting as a distributor of securities of which it is the issuer, other than through an underwriter," pursuant to Rule 12b-1 under the Act. The Adviser shall provide investment advisory, statistical, and research facilities and all clerical services relating to research, statistical, and investment work with respect to the Series.

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          (b) For the avoidance of doubt, and notwithstanding Section 2(a), the
Series will bear the following expenses: disinterested trustees' fees and expenses, including their legal counsel, auditing expenses, interest incurred on borrowing by the Series, if any, portfolio transaction expenses, taxes and extraordinary expenses of the Series. In addition, the Series will bear all other operating costs and expenses of the Series (excluding those described in the forgoing sentence), including custodian fees, transfer agent fees, legal fees for the Series, accounting expenses (other than auditing fees), and governmental fees, cost of stock certificates, and any other expenses (including clerical expenses) of issue, sale, repurchase, or redemption of shares, expenses of registering or qualifying shares for sale, transfer taxes, and all expenses of preparing the Fund's registration statement and prospectus, and the cost of printing and delivering to shareholders prospectuses and reports, up to a maximum, in the aggregate, of 0.05% of the average daily net assets of the Series.

     3. Compensation of the Adviser. For the services to be rendered, the facilities to be furnished, and the payments to be made by the Adviser, as provided in Sections 1 and 2 hereof, for each calendar month the Fund shall pay to the Adviser a fee computed at the annual rate of .75 of 1 percent of daily net assets of the Series. If the asset value is not required to be determined on any particular business day, then for the purposes of this Section 3, the asset value of a share as last determined shall be deemed to be the asset value of a share as of the close of business on that day. If there is no business day in any calendar month, the fee shall be computed on the basis of the asset value of a share as last determined, multiplied by the average number of shares outstanding on the last day of the month.

     4. Covenants of the Adviser. In connection with purchases or sales of portfolio securities for the account of the Fund, neither the Adviser nor any officer, director, or employee of the Adviser shall act as a principal. The Adviser covenants that it and its employees will comply with investment restrictions of the Fund's Bylaws applicable to them. If the Adviser or any of its affiliates give any advice to clients concerning the shares of the Fund, it will act solely as investment counsel for the clients and not on behalf of the Fund.

     5. Limitation on Liability of Adviser. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this agreement relates, except a loss resulting from willful malfeasance, bad faith, or gross negligence on the part of the Adviser in the performance of its duties or from reckless disregard by the Adviser of its obligations and duties under this Agreement. The federal securities laws impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Fund may have under any federal securities laws.

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     6. Duration and Termination of this Agreement.

          (a) This Agreement shall remain in force for two years from the date hereof, and it may be continued from year to year thereafter if approved annually by a vote of a majority of the Fund's shareholders or by its trustees and in either case a vote of a majority of the trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

          (b) This Agreement may be terminated at any time without the payment of any penalty by vote of the trustees of the Fund, by vote of a majority of the outstanding shares of the Fund, or by the Adviser, on 60 days written notice to the other party.

          (c) This Agreement shall automatically terminate if it is assigned. The Adviser shall notify the Fund of any change in the officers or directors of the Adviser within a reasonable time after the change. The terms "assignment," "vote of a majority of the outstanding voting securities", and "interested persons" shall have the meanings specified in the Act.

     7. Applicable to Specific Series. The Adviser agrees that, with respect to any obligation of the Fund under this Agreement, the Adviser shall look only to the assets of the Series to which this Agreement relates.

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     IN WITNESS WHEREOF the parties have caused this Agreement to be executed as of the day and year first written above.

                                        COLUMBIA FUNDS INSTITUTIONAL TRUST


                                        By
                                           -------------------------------------
                                        Title:
                                               ---------------------------------


                                        COLUMBIA MANAGEMENT ADVISORS, LLC


                                        By
                                           -------------------------------------
                                        Title:
                                               ---------------------------------

A copy of the document establishing the Trust is filed with the Secretary of The Commonwealth of Massachusetts. This Agreement is executed by officers not as individuals and is not binding upon any of the Trustees, officers or shareholders of the Trust individually but only upon the assets of the Fund.